Exhibit (n)(iii)

Cullen Funds Trust
CULLEN SMALL CAP VALUE FUND
Multiple Class Plan Pursuant to Rule 18f-3
Retail Class Shares, Class C Shares, Class I Shares, Class R1 Shares and Class R2 Shares
Effective August 6, 2009

Each class of shares of Cullen Small Cap Value Fund (the “Fund”) will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Multiple Class Plan accordingly without the approval of shareholders of any class.

ARTICLE I

Retail Class Shares

Retail Class Shares are sold at net asset value per share without the imposition of an initial sales charge. Retail Class Shares are not subject to a contingent deferred sales charge (“CDSC”) upon redemption regardless of the length of the period of time such shares are held. Retail Class Shares are sold subject to the minimum purchase requirements as set forth in the Fund’s prospectus. Retail Class Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Retail Class Shares.

Retail Class Shares are subject to fees calculated as a stated percentage of the net assets attributable to Retail Class Shares under the Fund’s Retail Class Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Retail Class Shareholders have exclusive voting rights, if any, with respect to the Fund’s Retail Class Rule 12b-1 Distribution Plan. Retail Class Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Retail Class Shares.

The initial purchase date for Retail Class Shares acquired through reinvestment of dividends on Retail Class Shares will be deemed to be the date on which the original Retail Class shares were purchased.

ARTICLE II

Class C Shares

Class C Shares are sold at net asset value per share and subject to the initial sales charge schedule as set forth in the Fund’s prospectus. Class C Shares are not subject to CDSC. Class C Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class C Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Class C Shares. Class C Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class C Shares under the Class C Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class C Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund’s Class C Rule 12b-1 Distribution Plan. Class C Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class C Shares.

The initial purchase date for Class C Shares acquired through reinvestment of dividends on Class C Shares will be deemed to be the date on which the original Class C shares were purchased.

ARTICLE III

Class I Shares

Class I Shares are sold at net asset value per share without the imposition of an initial sales charge. Class I Shares are not subject to a CDSC. Class I Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class I Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Class I Shares.

Class I Shares are not subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Class I Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund’s possible future adoption of a Class I Rule 12b-1 Distribution Plan. Class I Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class I Shares.

The initial purchase date for Class I Shares acquired through reinvestment of dividends on Class I Shares will be deemed to be the date on which the original Class I shares were purchased.

ARTICLE IV

Class R1 Shares

Class R1 Shares are sold at net asset value per share without the imposition of an initial sales charge. Class R1 Shares are not subject to a CDSC. Class R1 Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class I Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Class R1 Shares.

Class R1 Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class R1 Shares under the Class R1 Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class R1 Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund’s Class R1 Rule 12b-1 Distribution Plan. Class R1 Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class R1 Shares.

The initial purchase date for Class R1 Shares acquired through reinvestment of dividends on Class R1 Shares will be deemed to be the date on which the original Class R1 shares were purchased.

ARTICLE V

Class R2 Shares

Class R2 Shares are sold at net asset value per share without the imposition of an initial sales charge. Class R2 Shares are not subject to a CDSC. Class R2 Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class

R2 Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Class R2 Shares.

Class R2 Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class R2 Shares under the Class R2 Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class R2 Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund’s Class R2 Rule 12b-1 Distribution Plan. Class R2 Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class R2 Shares.

The initial purchase date for Class R2 Shares acquired through reinvestment of dividends on Class R2 Shares will be deemed to be the date on which the original Class R2 shares were purchased.

ARTICLE VI

Approval by Board of Trustees

This Multiple Class Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Trustees of the Fund and (b) those of the Trustees who are not “interested persons” (as such term may be from time to time defined under the Act) of the Fund.

ARTICLE VII

Amendments

No material amendment to this Multiple Class Plan shall be effective unless it is approved by the Board of Trustees of the Fund in the same manner as is provided for approval of this Multiple Class Plan in Article VI.